                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Chris-Craft Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [CHRIS CRAFT LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 2000

To the Stockholders of
  CHRIS-CRAFT INDUSTRIES, INC.:

     The annual meeting of the stockholders of Chris-Craft Industries, Inc. ("Chris-Craft") will be held at Little America Hotel & Towers, 500 South Main Street, Salt Lake City, Utah 84101, on May 16, 2000, at 9:30 A.M., for the purpose of considering and acting upon the following matters:

          (1) Election of directors.

          (2) Adoption of the Management Incentive Compensation Plan.

          (3) Ratification of the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as auditors of Chris-Craft for the year ending December 31, 2000.

          (4) A stockholder proposal requiring two nominees for each directorship, if such proposal is brought before the meeting.

          (5) Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our Salt Lake City television station, KTVX, after the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to Chris-Craft in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated: New York, New York
       April 5, 2000

                                            By Order of the Board of Directors,

                                                 BRIAN C. KELLY, Secretary

                          CHRIS-CRAFT INDUSTRIES, INC.

                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Chris-Craft for use at the annual meeting of stockholders on May 16, 2000 and at any adjournment thereof. April 5, 2000 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

     As of March 20, 2000, the record date for the meeting, Chris-Craft had outstanding 25,866,091 shares of Common Stock, 7,957,395 shares of Class B Common Stock, 234,308 shares of $1.40 Convertible Preferred Stock and 73,399 shares of Prior Preferred Stock, being the classes of stock entitled to vote at the meeting. Each share of Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. Each share of $1.40 Convertible Preferred Stock entitles its holder to 34.9 votes, or 243.6 votes if he was the holder of such share on November 10, 1986 (or is a "Permitted Transferee," as defined in Chris-Craft's Restated Certificate of Incorporation). Each share of Prior Preferred Stock entitles its holder to .3 vote, or 6.3 votes if he was the holder of such share on November 10, 1986 (or is a Permitted Transferee). Notwithstanding the foregoing, if the holder of record of a share of Class B Common Stock, $1.40 Convertible Preferred Stock or Prior Preferred Stock is a broker or dealer in securities, a bank or voting trustee or a nominee of any of the foregoing, or if such share is otherwise held of record by a nominee of the beneficial owner of such share, then such share of Class B Common Stock entitles such record holder to one vote, such share of $1.40 Convertible Preferred Stock entitles such record holder to 34.9 votes, and such share of Prior Preferred Stock entitles such record holder to .3 vote, except to the extent that such record holder establishes to Chris-Craft's satisfaction, pursuant to procedures set forth in Chris-Craft's Restated Certificate of Incorporation, that such share has been held continuously since November 10, 1986 or its later issuance by a named beneficial owner (whose address must also be specified). The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

     The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

     The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of Norman Perlmutter and John C. Siegel as directors until the third annual meeting following the May 16, 2000 meeting and until their respective successors are elected and qualified. Information with respect to each such nominee, as well as the seven present directors whose terms of office expire at the first or second annual meeting following the May 16, 2000 meeting, is set forth below:

                                                                                           AGE,       HAS SERVED
                               OTHER POSITIONS WITH CHRIS-CRAFT, PRINCIPAL OCCUPATION  FEBRUARY 29,   AS DIRECTOR
            NAME                          AND CERTAIN OTHER DIRECTORSHIPS                  2000          SINCE
            ----               ------------------------------------------------------  ------------   -----------
NOMINEES FOR THREE-YEAR TERM
Norman Perlmutter............  Chairman of the Board of Managers, Perlmutter                66           1975
                                 Investment Co., real estate investments; Director,
                                 Prime Retail, Inc. and United Television, Inc.
                                 ("UTV")(1)
John C. Siegel...............  Executive Vice President, Chris-Craft; Director, BHC         47           1994
                                 Communications, Inc. ("BHC")(1) and Chairman of the
                                 Board, UTV

INCUMBENT DIRECTORS -- TWO-YEAR REMAINING TERM

Jeane J. Kirkpatrick.........  Leavey Professor of Government, Georgetown Uni-              73           1994
                                 versity; Senior Fellow, the American Enterprise
                                 Institute for Public Policy Research
William D. Siegel............  Executive Vice President, Chris-Craft; Director, BHC         45           1994
Evan C Thompson..............  Executive Vice President, Chris-Craft, and Presi-            57           1982
                                 dent, Television Division; Director, UTV

INCUMBENT DIRECTORS -- ONE-YEAR REMAINING TERM
John C. Bogle................  Senior Chairman and Founder, The Vanguard Group, Inc.        70           1996
                                 and of the Investment Companies in the Vanguard
                                 Group; Director, The Mead Corporation

T. Chandler Hardwick, III....  Headmaster, Blair Academy, independent secondary             47           1994
                                 school

David F. Linowes.............  Professor of Political Economy and Public Policy and         82           1958
                                 Boeschenstein Professor Emeritus, University of
                                 Illinois
Herbert J. Siegel............  Chairman of the Board and President, Chris-Craft;            71           1959
                                 Chairman of the Board, BHC; Director, UTV

---------------
(1) UTV is a majority owned subsidiary of BHC Communications, Inc., which is a majority owned subsidiary of Chris-Craft.

     The principal occupation of each of the directors for the past five years is stated in the foregoing table. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

     The Board of Directors notes with deepest appreciation the decades of contributions received from retiring directors Howard Arvey, Lawrence R. Barnett and James J. Rochlis.

     John C. Siegel and William D. Siegel are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     Chris-Craft has established standing audit and compensation committees, among others, to assist the Board of Directors in discharging its responsibilities. Chris-Craft has no nominating committee.

     The Audit Committee reviews Chris-Craft's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate Chris-Craft financial personnel and independent accountants in connection with these reviews. The committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in auditing the corporate accounts. The independent accountants periodically meet with the Audit Committee and have access to the committee at any time. The committee held two meetings during 1999. Its members are Messrs. Arvey, Bogle and Linowes.

     The Compensation Committee makes recommendations to the Board with respect to the compensation of officers. It also determines and certifies whether performance goals and other terms of agreements with certain executives are satisfied. Its members are Messrs. Arvey, Linowes and Perlmutter. The committee held one meeting during 1999. The Board Compensation Committee Report on Executive Compensation appears on pages 14-15.

     Chris-Craft's Board of Directors held five meetings during 1999.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The management of Chris-Craft has been informed that, as of February 29, 2000, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to Chris-Craft of more than 5% of any class of Chris-Craft voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the securities of Chris-Craft reflected in such table. Except as reflected in Tables II and III, as of February 29, 2000, each director or executive officer of Chris-Craft disclaims beneficial ownership of securities of any Chris-Craft subsidiary. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

                  I. BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK

                              $1.40 CONVERTIBLE         CLASS B COMMON             COMMON STOCK
                            PREFERRED STOCK(2)(3)       STOCK(2)(3)(4)              (3)(5)(6)
                            ---------------------    ---------------------    ----------------------
                             NUMBER      PERCENT      NUMBER      PERCENT       NUMBER      PERCENT
BENEFICIAL OWNER(1)         OF SHARES    OF CLASS    OF SHARES    OF CLASS    OF SHARES     OF CLASS
-------------------         ---------    --------    ---------    --------    ---------     --------
Howard Arvey..............       100          *         52,574         *         107,761         *
Lawrence R. Barnett.......    50,654       21.6%     1,477,950      16.2%      2,105,464       7.5%
John C. Bogle.............        --         --             --        --          28,639         *
T. Chandler Hardwick,
  III.....................        --         --             --        --          35,762         *
Jeane J. Kirkpatrick......        --         --             --        --          23,176         *
David F. Linowes..........     6,145        2.6%       146,468       1.8%        254,781         *
Joelen K. Merkel(7).......        --         --         24,043         *         109,000         *
Norman Perlmutter.........        --         --          6,624         *          60,927         *
James J. Rochlis..........    15,953        6.8%       809,850       9.7%      1,706,353       6.3%
Herbert J. Siegel(8)......   142,569       60.8%     4,872,845      43.2%      6,886,706      21.0
John C. Siegel(9).........        --         --        866,136      10.9%      1,605,830       6.0%
William D. Siegel(9)......        --         --        650,158       8.2%        793,871       3.0%
Evan C Thompson(10).......        --         --        756,649       9.5%      1,590,899       5.9%
All directors and
  executive officers as a
  group, including those
  named above (14
  persons)(10)............   215,421       91.9%     9,214,891      71.0%     14,139,111      36.6%
Capital Research
  and Management
  Company(12).............        --         --             --        --       1,718,040       6.6%
AXA, AXA Assurances
  I.A.R.D. Mutuelle, AXA
  Assurances Vie,
  Mutuelle, AXA Conseil
  Vie Assurance Mutuelle,
  AXA Courtage Assurance
  Mutuelle, and AXA
  Financial Inc. (formerly
  known as The Equitable
  Companies
  Incorporated(13)........        --         --      1,229,798      15.4%      1,483,386       5.5%
Gabelli Funds, LLC,
  GAMCO Investors, Inc.,
  and Mario J.
  Gabelli(14).............        --         --        620,610       7.8%      5,514,142      20.8%
The Gabelli Equity Trust
  Inc.(15)................        --         --        575,629       7.2%        575,629       2.2%

---------------
   * Less than 1%.

 (1) The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071; the address of AXA is 9 Place Vendome, 75001 Paris France, of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris France, of AXA Conseil Vie Assurance Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense France, of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris France, and of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated) is 1290 Avenue of the Americas, New York, NY 10104; the address of Gabelli Funds, Inc. ("GFI"), GAMCO Investors, Inc., Mario J. Gabelli, and the Gabelli Equity Trust Inc. is One Corporate Center, Rye, NY 10580; the address of each other beneficial owner named in the table is c/o Chris-Craft Industries, Inc., 767 Fifth Avenue, New York, NY 10153.

                                                  (Notes continued on next page)

 (2) Each share of $1.40 Convertible Preferred Stock is convertible into
     11.62760 shares of Common Stock and 23.25520 shares of Class B Common Stock, except that if such share of $1.40 Convertible Preferred Stock was transferred after November 10, 1986 other than to a Permitted Transferee, as defined in Chris-Craft's certificate of incorporation, such share is convertible into 34.88280 shares of Common Stock. Each share of Class B Common Stock is convertible into one share of Common Stock.

 (3) At December 31, 1999, the Trustee of the Chris-Craft/UTV Employees' Stock Purchase Plan (the "Stock Purchase Plan") held 285,883 shares of Class B Common Stock and 674,684 shares of Common Stock (representing 3.6% and 2.6% of the outstanding shares of the respective classes at February 29, 2000). A committee appointed by the Board of Directors of Chris-Craft to administer the Stock Purchase Plan, comprised of James J. Rochlis, John C. Siegel, and another Chris-Craft executive officer, is empowered to direct voting of the shares held by the Trustee of that plan. The numbers of shares set forth in the table with respect to each named executive officer other than John C. Siegel include, with respect to the Stock Purchase Plan, only shares vested at December 31, 1999. The numbers of shares set forth in the table with respect to the named members of the Stock Purchase Plan Committee and all directors and executive officers as a group include all shares held in the Stock Purchase Plan as of December 31, 1999. If, at February 29, 2000, the Class B Common Stock held in the Stock Purchase Plan at December 31, 1999 had been converted, and the Common Stock issuable upon such conversions had been added to the Common Stock then held in such plan, the shares of Common Stock held in the plan would represent 3.7% of the Common Stock that would have been outstanding.

 (4) Includes shares of Class B Common Stock issuable upon conversion of the $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

 (5) Includes shares of Common Stock issuable upon conversion of the $1.40 Convertible Preferred Stock and Class B Common Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

 (6) Includes with respect to the following directors the indicated numbers of shares issuable on exercise of options previously granted under the 1994 Director Stock Option Plan or to be granted under the 1994 Director Stock Option Plan immediately following the 2000 annual meeting of stockholders:
     Howard Arvey, 28,970; Lawrence R. Barnett, 28,970; John C. Bogle, 23,176;
     T. Chandler Hardwick, III, 34,764; Jeane J. Kirkpatrick, 23,176; David F. Linowes, 34,764; Norman Perlmutter, 34,764; James J. Rochlis, 28,970.

 (7) Ownership includes 39,483 shares of Common Stock issuable pursuant to currently exercisable stock options.

 (8) Ownership includes 347,781 shares of Common Stock issuable pursuant to a currently exercisable stock option and excludes 72,057 shares of Class B Common Stock owned by Mr. Siegel's wife and 37,711 shares of Class B Common Stock held by her as trustee.

 (9) Ownership includes 58,365 shares of Common Stock issuable pursuant to currently exercisable stock options.

(10) Ownership includes 290,216 shares of Common Stock issuable pursuant to currently exercisable stock options and 3,836 shares of Common Stock held by the Evan C Thompson Foundation.

(11) Ownership includes all shares held in the Stock Purchase Plan, as of December 31, 1999 (see Note 3), all other shares reflected in the table with respect to directors and named executive officers, and all other shares, including an additional 39,483 shares of Common Stock issuable pursuant to currently

                                                  (Notes continued on next page)
exercisable stock options, held by an executive officer of Chris-Craft not named in the table. Of the shares held in the Stock Purchase Plan, 114,059 shares of Class B Common Stock and 540,751 shares of Common Stock were held for the accounts of employees other than executive officers.

(12) Voting power is disclaimed as to all shares. Information herein is furnished in reliance on Amendment No. 2 to Schedule 13G of the named owner dated February 10, 2000, filed with the SEC.

(13) Voting power is shared as to 1,229,798 shares of Class B Common Stock, and investment power is shared as to 191,589 shares of Common Stock. Information is furnished herein in reliance on Amendment Nos. 11 and 18 to
     Schedule 13G of the named owners, each dated February 10, 2000, filed with the SEC.

(14) Voting power is disclaimed as to 68,208 shares. Information is furnished herein in reliance on Amendment No. 32 to Schedule 13D of the named owners dated June 28, 1999, filed with the SEC. Amounts exclude shares referred to in Note 15.

(15) GFI has investment power respecting the referenced shares. Information is furnished herein in reliance on Amendment No. 7 to Schedule 13G of the named owner dated February 14, 2000, filed with the SEC.

              II. BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                                 NUMBER
                      BENEFICIAL OWNER                        OF SHARES(1)
                      ----------------                        ------------
Howard Arvey................................................       650
Lawrence R. Barnett.........................................        --
John C. Bogle...............................................        --
T. Chandler Hardwick, III...................................        --
Jeane J. Kirkpatrick........................................        --
David F. Linowes............................................       151
Joelen K. Merkel(2).........................................       200
Norman Perlmutter...........................................        --
James J. Rochlis(3).........................................     1,109
Herbert J. Siegel...........................................       229
John C. Siegel..............................................        --
William D. Siegel(3)........................................       540
Evan C Thompson.............................................        --
All Chris-Craft directors and executive officers as a group,
  including those named above (14 persons)(3)...............     2,570

---------------
(1) Each amount shown represents less than 1% of the class.

(2) Shares are owned jointly with the executive officer's husband.

(3) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which James J. Rochlis, William D. Siegel, and another Chris-Craft executive officer are Trustees.

                 III. BENEFICIAL OWNERSHIP OF UTV COMMON STOCK

                                                               NUMBER      PERCENT
                      BENEFICIAL OWNER                        OF SHARES    OF CLASS
                      ----------------                        ---------    --------
Howard Arvey................................................        --        --
Lawrence R. Barnett(1)......................................     4,000         *
John C. Bogle...............................................        --        --
T. Chandler Hardwick, III...................................        --        --
Jeane J. Kirkpatrick........................................        --        --
David F. Linowes............................................        --        --
Joelen K. Merkel............................................        --        --
Norman Perlmutter(1)........................................    11,500         *
James J. Rochlis(2).........................................   207,676       2.2%
Herbert J. Siegel...........................................        --        --
John C. Siegel(2)...........................................   220,070       2.3%
William D. Siegel...........................................        --        --
Evan C Thompson(2)..........................................    35,000         *
All Chris-Craft directors and executive officers as a group,
  including those named above (14 persons)(2)...............   270,570       2.8%

---------------
  * Less than 1%.

(1) Includes with respect to the following directors the indicated numbers of shares issuable on exercise of options previously granted under UTV's 1995 Director Stock Option Plan or to be granted thereunder immediately following UTV's 2000 annual meeting of stockholders: Lawrence R. Barnett, 4,000; Norman Perlmutter, 9,500.

(2) As of December 31, 1999, (a) the Trustee of the Stock Purchase Plan held 209,070 shares of UTV Common Stock (representing 2.2% of the outstanding shares at February 29, 2000), and (b) the Trustees of the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 29, 2000). John C. Siegel, Evan C Thompson, and another executive officer of UTV are the Trustees of the UTV Profit Sharing Plan empowered to vote and dispose of the shares held by that plan. The numbers of shares set forth in the table with respect to all Chris-Craft directors and executive officers as a group include all shares held in the Stock Purchase Plan and the UTV Profit Sharing Plan as of December 31, 1999, and the numbers of shares set forth respecting the named members of the Stock Purchase Plan and the named Trustees of the UTV Profit Sharing Plan include the respective numbers of shares held in those plans as of such date.

EXECUTIVE COMPENSATION

     The following table sets forth all plan and non-plan compensation paid to the named individuals for services rendered in all capacities to Chris-Craft and its subsidiaries during the three years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                                                       ------------
                                              ANNUAL COMPENSATION(1)    SECURITIES
                                              ----------------------    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY ($)   BONUS ($)    OPTIONS(#)    COMPENSATION($)
    ---------------------------       ----    ----------   ---------    ----------    ---------------
Herbert J. Siegel...................  1999    1,067,414    2,513,700          --         1,023,509(2)
  Chairman of the Board               1998    1,050,604    2,133,810          --         1,154,186
     and President                    1997    1,033,043    2,124,300          --         1,222,257

Joelen K. Merkel....................  1999      432,607      250,000     268,449           137,463(3)
  Senior Vice President               1998      334,215      250,000          --            92,429
     and Treasurer                    1997      324,480      220,000          --           126,035

John C. Siegel......................  1999      719,155      600,000*    425,099           218,833(4)
  Executive Vice President            1998      590,190      600,000          --           147,212
                                      1997
                                                573,000      900,000*         --           300,143

William D. Siegel...................  1999      719,155      600,000**   425,099           218,484(5)
  Executive Vice President            1998      590,190      600,000          --           146,872
                                      1997
                                                573,000    1,500,000**        --           374,728

Evan C Thompson.....................  1999    1,067,414    2,139,280     475,099           778,893(6)
  Executive Vice President            1998    1,050,604    1,727,100          --           798,577
     and President, Television                1,033,043    1,950,060          --         1,166,215
       Division                       1997

---------------
  * Includes for 1999 $600,000 and for 1997 $500,000 paid by a BHC subsidiary.

 ** Includes for 1999 $600,000 and for 1997 $1,100,000 paid by a BHC subsidiary.

(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.

(2) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $343,728 with respect to the Profit Sharing Plan; also includes $61,804 reported as income of the named individual with respect to premiums paid on "split-dollar" life insurance policies and $617,977 credited to a deferred compensation account.

(3) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $47,870 with respect to the Stock Purchase Plan and $63,760 with respect to the Profit Sharing Plan; also includes $25,833 credited to a deferred compensation account.

(4) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $63,464 with respect to the Stock Purchase Plan and $90,786 with respect to the Profit Sharing Plan; also includes $64,583 credited to a deferred compensation account.

(5) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $63,115 with respect to the Stock Purchase Plan and $90,786 with respect to the Profit Sharing Plan; also includes $64,583 credited to a deferred compensation account.

(6) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $215,765 with respect to the Stock Purchase Plan and $282,229 with respect to the Profit Sharing Plan; also includes $280,899 credited to a deferred compensation account.

     The following table sets forth information regarding each grant of stock options made during 1999 to each of the named individuals.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                            NUMBER OF                                                        ANNUAL RATES OF STOCK
                           SECURITIES      PERCENT OF TOTAL                                 PRICE APPRECIATION FOR
                           UNDERLYING      OPTIONS GRANTED                                        OPTION TERM
                         OPTIONS GRANTED   TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
          NAME                 (#)           FISCAL YEAR          ($/SH)          DATE        5%($)        10%($)
          ----           ---------------   ----------------   --------------   ----------     -----        ------
Herbert J. Siegel.......      0                0                      --              --        --           --
Joelen K. Merkel........      46,350(1)          1.68            46.6626          1/7/04       597,545    1,320,418
                              72,099(1)          2.61            46.6626          1/7/09     2,115,807    5,361,870
                             150,000(2)          5.43            57.5000         9/27/09     5,424,216   13,746,029
John C. Siegel..........      65,672(1)          2.38            46.6626          1/7/04       846,644    1,870,863
                               6,427(1)           .23            51.3289          1/7/04        91,143      201,402
                             103,000(1)          3.73            46.6626          1/7/09     3,022,623    7,659,921
                             250,000(2)          9.05            57.5000         9/27/09     9,040,360   22,910,048
William D. Siegel.......      65,672(1)          2.38            46.6626          1/7/04       846,644    1,870,863
                               6,427(1)           .23            51.3289          1/7/04        91,143      201,402
                             103,000(1)          3.73            46.6626          1/7/09     3,022,623    7,659,921
                             250,000(2)          9.05            57.5000         9/27/09     9,040,360   22,910,048
Evan C Thompson.........      72,100(1)          2.61            46.6626          1/7/04       929,514    2,053,984
                             102,999(1)          3.73            46.6626          1/7/09     3,022,594    7,659,847
                             300,000(2)(3)      10.86            57.5000         9/27/09    10,848,432   27,492,057

---------------
(1) Option becomes exercisable in three equal annual installments commencing on the first anniversary of the grant and may be exercised on a cumulative basis at any time before expiration.

(2) Option becomes exercisable as to 50% of the shares covered thereby on the fourth anniversary of the date of grant and as to the remaining shares on the fifth anniversary of date of grant or fully exercisable for nine months on holder's death or disability.

(3) Option becomes exercisable as to 30% of the shares covered thereby, upon Mr. Thompson's termination of his employment term pursuant to his employment agreement (other than on one year's notice), before a change in control, for 90 days from the termination date; and fully exercisable, upon his termination of employment pursuant to his employment agreement, after a change in control, until the tenth anniversary of the date of grant.

     The following table sets forth information concerning each exercise of stock options during 1999 by each of the named individuals, along with the year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                          AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
        NAME           ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------------   -----------   -----------   -------------   -----------   -------------
Herbert J. Siegel....           0                 0      347,781             --      14,771,268             --
Joelen K. Merkel.....      23,373           781,799           --        268,449              --      5,213,352
John C. Siegel.......      57,958         1,150,097           --        425,099              --      8,084,700
William D. Siegel....      57,958         2,308,562           --        425,099              --      8,084,700
Evan C Thompson......           0                 0      231,850        475,099       9,847,342      8,845,940

     Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson, as of January 1, 1994.

     The employment agreement with Herbert J. Siegel provides for his continued service as Chief Executive Officer for a term ending December 31, 2000. Annual base salary is currently $1,096,234, subject to adjustment ("COLA adjustment"), to reflect consumer price level increases. Deferred compensation, currently in the amount of $634,662 annually, subject to COLA adjustment, plus any other current compensation that would not be deductible by Chris-Craft pursuant to
Section 162(m) of the Internal Revenue Code (the "Code"), is credited to a deferred compensation account, together with interest on the account balance.

     Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control.

     Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of his agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive, in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement, plus an amount equal to the mean performance bonuses theretofore paid to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, his estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by
Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

     Mr. Siegel's agreement entitles him to a cash bonus for each year of his employment equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000. "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as reported in Chris-Craft's annual report to stockholders; provided that, in determining such Pre-tax Income, there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the United Paramount Network, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

     During the consulting term, which will commence on expiration of the employment term and end five years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment from December 1993), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

     As additional inducement to Mr. Siegel to enter into the agreement, Chris-Craft made "split-dollar" life insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies, having face amounts totaling

$15 million, covered by his agreement and has the right to designate and change the beneficiaries thereunder; however, none of the policies may be borrowed against, surrendered, or canceled, and no dividend election thereunder may be terminated, without Chris-Craft's consent. The premiums on these policies are paid by Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. An amount equal to the aggregate premiums paid, but without interest, will be repaid to Chris-Craft and BHC, upon the death of the last to die of the insureds.

     Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

     Mr. Thompson's employment agreement, as amended in 1999, provides for his continued service with Chris-Craft until December 31, 2004. Annual base salary is currently $1,096,234, subject to COLA adjustment, and deferred compensation is currently $575,000, subject to COLA adjustment, plus any other current compensation that would not be deductible pursuant to Section 162(m) of the Code. Chris-Craft will match, cumulatively, up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any Chris-Craft subsidiary.

     Mr. Thompson is entitled to a bonus equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million. The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of each such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash Flow for purposes of the bonus calculation means operating income plus depreciation and amortization of goodwill and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting.

     Following the employment term, through May 31, 2007, Mr. Thompson is to provide Chris-Craft up to 240 hours per year of consulting services, for a fee of $250,000 per year, subject to COLA adjustment from December 31, 1993. During the consulting term, Mr. Thompson is entitled to the same medical and health benefits that Chris-Craft provides its senior executives. During the employment term and consulting term, Mr. Thompson may not compete with Chris-Craft.

     Mr. Thompson is entitled to terminate the employment term (i) on one year's notice or (ii) on 30 days' notice if (a) he is not continued in the positions he currently holds with Chris-Craft or UTV, (b) Chris-Craft reduces the authority, responsibilities, prerogatives or benefits to which Mr. Thompson is entitled under his employment agreement or (c) Chris-Craft otherwise materially breaches the agreement. If Mr. Thompson terminates the employment term pursuant to clause
(ii) above, or Chris-Craft terminates the employment term other than for cause or disability, Chris-Craft must pay him a lump sum equal to the sum of (a) the base salary and deferred compensation to which he would have been entitled through the contractual employment term and the highest performance bonus paid to him in the preceding five years, (b) all consulting fees that would have been payable, without any COLA adjustment, plus (c) a prorated bonus for the year in which the termination occurs.

     If Mr. Thompson dies during the employment term, Chris-Craft will pay his estate over the 12 months following his death an amount equal to the mean annual compensation (including bonus) for the three fiscal years ended before his death; if Chris-Craft terminates his employment due to disability, Chris-Craft will pay him monthly through the date that the employment term otherwise would have ended at a rate equal to one half of Mr. Thompson's mean annual compensation for the three fiscal years ended before his disability. Chris-Craft will pay the consulting fee to Mr. Thompson's estate until the earlier of one year from the date of death or the end of the consulting term, and, if the consulting term is terminated on account of his disability, Chris-Craft will pay him through the end of the consulting term at a rate equal to one-half the consulting fee.

     During 1999, Chris-Craft entered into employment agreements with five executives, including Messrs. John Siegel and William Siegel and Mrs. Merkel, substantively similar to Mr. Thompson's employment agreement, as amended, except as follows. Base salaries of Messrs. John Siegel and William Siegel are $800,000, each, subject to increase by $50,000 on each of January 1, 2001, 2002, and 2003 and by a COLA adjustment on January 1, 2004, and Mrs. Merkel's base salary is $550,000, subject to increase by $25,000 on January 1, 2001 and 2002 and by a COLA adjustment on January 1, 2003 and 2004. Deferred compensation for each of Messrs. John Siegel and William Siegel is $250,000 and for Mrs. Merkel $100,000, subject to COLA adjustment. The cumulative annual amount of charitable contributions to be matched is $50,000 for each of Messrs. John Siegel and William Siegel and $25,000 for Mrs. Merkel; the consulting term is five years, and the consulting fee is $250,000 for each of Messrs. John Siegel and William Siegel and $100,000 for Mrs. Merkel, subject to COLA adjustment from the beginning of the consulting term. The noncompetition period extends for a year after the employment or consulting term, and each executive's stock options fully vest on death or termination of the employment term for disability.

     The employment agreements of Messrs. John Siegel and William Siegel and Mrs. Merkel entitle them to participate in the 2000 Management Incentive Compensation Plan, if it is approved by stockholders at the 2000 annual meeting. See Management Incentive Compensation Plan.

     Pursuant to the amendment of Mr. Thompson's employment agreement and the employment agreements of Messrs. John Siegel and William Siegel and Mrs. Merkel, Chris-Craft granted them ten-year stock options to purchase 300,000, 250,000, 250,000, and 150,000 shares of Chris-Craft common stock, respectively, at a per share purchase price equal to the fair market value of a share of Chris-Craft common stock on the date of grant. See the table captioned Option Grants in Last Fiscal Year and the notes thereto for further information.

CHANGE OF CONTROL

     In addition to the agreement provisions described above, Messrs. Thompson, John Siegel, William Siegel and Mrs. Merkel each have the right to terminate their employment term after a change of control if their authorities, duties and responsibilities are materially reduced thereafter, or for any reason, during a specified 90 day period following the change. In addition, after such a change Mr. Thompson may also terminate his employment if Chris-Craft fails to pay him a minimum bonus as defined in his agreement. In the event of such a termination,
(i) Mr. Thompson is entitled to receive a lump sum equal to three times his (a) then current base salary and deferred compensation and (b) highest performance bonus paid in the past five years; (ii) Messrs. John Siegel, William Siegel and Mrs. Merkel are entitled to receive a lump sum equal to three times their (c) respective base salary plus (d) for Messrs. John Siegel and William Siegel, the maximum performance bonus for the year of termination, and for Mrs. Merkel, 30% of base salary. If Mr. Thompson terminates his employment under the minimum bonus provision, he is also entitled to receive an amount equal to the excess of the minimum bonus over the bonus actually paid for each year from the change of control through the year prior to termination. Each of Messrs. Thompson, John Siegel and William Siegel and Mrs. Merkel are also entitled to receive in a lump sum all consulting fees (without any COLA adjustment) that would have been payable under their agreements, as well as prorated salary and bonus for the year of termination. Chris-Craft must also maintain medical and health insurance coverage for each of the executives for three years (or in Mr. Thompson's case, to the scheduled end of his consulting term.)
                            ------------------------

     Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Benefit Equalization Plan) are, for Joelen Merkel, John Siegel, William Siegel and Evan Thompson, $402,316, $762,670, $918,652 and $1,108,424,
respectively. Herbert Siegel, who has reached age 65, is currently receiving an annual benefit of $1,122,327 under the predecessor and current pension plans, including the Benefit Equalization Plan.

     Under the Executive Deferred Income Plan, Chris-Craft in 1983 entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death.

Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John Siegel, William Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years. Annual benefits payable to Mrs. Merkel and Messrs. John Siegel, William Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. Premiums for insurance on each plan participant's life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft and since 1987, Chris-Craft has made no payment under the plan with respect to the participation of any executive officer, other than for interest on policy loans and disability waiver premiums.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three directors who have never been employees of Chris-Craft, is responsible for reviewing the recommendations of the Chief Executive Officer ("CEO") and making recommendations to the Board of Directors with respect to the salaries, bonuses, and other forms of compensation, including stock option grants, of Chris-Craft's executive officers.

     The Committee seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of Chris-Craft's businesses by linking their compensation to performance. Each executive officer's cash compensation consists of two components: base salary and annual bonus.

     Base salary and bonus for the CEO and the Executive Vice President and President, Television Division are fixed by their respective employment agreements, as described under Executive Compensation.

     The remaining executive officers are not directly responsible for the operating results of particular businesses. Their salaries for 1999 were fixed at the end of the prior fiscal year, based on subjective perceptions of salaries paid by comparable companies for comparable positions, and their bonuses were based on subjective assessments of the executive officers' success at fulfilling the duties and responsibilities of their respective positions and the particular tasks assigned to them. The Committee generally adopts the recommendations of the CEO, who bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, which companies operate in the entertainment industry, although not included in the S&P Broadcast-500 Index. The CEO assesses executive officer performance in terms of normal responsibilities, assumption of extra responsibilities, and additional work related to special projects. No relative weight was assigned to any of the foregoing factors. Specifically, the bonuses of executive officers and option grants to them reflect their relative participation and performance, as perceived by the CEO, in various matters, including analysis and planning relating to government policies such as legislative and regulatory initiatives, analysis and negotiation of business acquisitions, planning new business ventures, and assumption of additional responsibilities.

     Each of the employment agreements for the CEO and the Executive Vice President provides that current compensation otherwise payable, but that would not be deductible for federal income tax purposes under Section 162(m) of the Code, will be credited to a deferred compensation account and paid to the executive after his employment with Chris-Craft has terminated. Chris-Craft's policy with respect to Section 162(m) of the Code for the other executive officers is that their compensation should be fully deductible.

            HOWARD ARVEY     DAVID F. LINOWES     NORMAN PERLMUTTER

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return for Chris-Craft Common Stock, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Broadcast-500 index, assuming the investment of $100 in each in December 1994 and the monthly reinvestment of dividends. Additionally, the graph measures against the performance of a peer group of companies which more accurately reflects television broadcasting without the influence of other media sectors such as cable, newspapers, billboards, etc. The group includes Granite Broadcasting, Sinclair Broadcast Group, Young Broadcasting, Hearst-Argyle Television and Paxson Communications. The performance shown on the graph is not necessarily indicative of future performance.

                          CHRIS-CRAFT INDUSTRIES, INC.
                    TOTAL RETURN TO SHAREHOLDERS: 1994-1999

[PERFORMANCE LINE GRAPH]

                                            CHRIS-CRAFT                                  BROADCAST (TV,       TV BROADCAST PEER
                                          INDUSTRIES, INC.        S&P 500 INDEX          RADIO, CABLE)              GROUP
                                          ----------------        -------------          --------------       -----------------
Dec94                                          100.00                 100.00                 100.00                 100.00
Dec95                                          129.12                 137.58                 130.91                 116.80
Dec96                                          126.85                 169.17                 107.31                 124.90
Dec97                                          165.69                 225.60                 176.55                 161.90
Dec98                                          157.20                 290.08                 273.88                 164.30
Dec99                                          242.36                 351.12                 478.44                 148.20

     Pursuant to SEC rules, the material under the captions Board Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material incorporated by reference in Chris-Craft filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

     Each director who is not a Chris-Craft employee receives a retainer of $35,000 per year plus $7,500 per year for service on each of the Audit, Compensation, and Pension Committees. Pursuant to the 1994 Director Stock Option Plan, on each annual meeting date, each such director is granted a five-year option to purchase 5,000 shares of Chris-Craft Common Stock (as constituted when the plan was adopted in 1994), at a price per share equal to the market price per share on the date of grant.

     Lawrence R. Barnett and James J. Rochlis, each a director and retired Executive Vice President of Chris-Craft, served as consultants to Chris-Craft during 1999, each for compensation of $75,000 annually, and are continuing, on a year-to-year basis, to serve as consultants for the same compensation. Mr. Rochlis received a $75,000 bonus for 1999. Messrs. Barnett and Rochlis are consulted from time to time, as operating officers deem necessary, to obtain their advice and the benefit of their experience with respect to those Chris-Craft operations for which they were responsible during their years of service as Executive Vice Presidents of

Chris-Craft. Mr. Barnett consults respecting films and other media entertainment for broadcast by Chris-Craft. Mr. Rochlis consults with respect to Chris-Craft's Industrial Division and Chris-Craft environmental matters. Chris-Craft also pays a portion of the premiums for health insurance for these consultants, which totaled $6,719 for Mr. Barnett and $2,843 for Mr. Rochlis in 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lawrence R. Barnett and James J. Rochlis, each a director and retired Executive Vice President of Chris-Craft, served as consultants to Chris-Craft during 1999, as more fully described under Compensation of Directors.

     Laurey J. Barnett, who is the daughter of Lawrence R. Barnett, a director of Chris-Craft, continued during 1999 to serve UTV as Vice President and Director of Programming. Her salary and bonus for 1999 aggregated $365,000; she received a monthly automobile allowance of $800; and she participated in UTV benefit plans on the same basis as other eligible employees. Ms. Barnett's employment continues in the same capacity and on essentially the same terms, except that her salary is $190,000.

     A son of Lawrence R. Barnett, a director of Chris-Craft, is a principal of the firm of Gipson Hoffman & Pancione, which performed legal services for certain Chris-Craft subsidiaries during 1999 and is expected to perform similar services during 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Chris-Craft's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in beneficial ownership of Chris-Craft equity securities with the SEC. Copies of those reports must also be furnished to Chris-Craft. Based solely on a review of the copies of reports furnished to Chris-Craft and written representations that no Forms 5 were required, Chris-Craft believes that during 1999 all filing requirements applicable to directors and executive officers were timely complied with.

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

     The Board of Directors has adopted the 2000 Management Incentive Compensation Plan (the "Plan"), subject to stockholder approval. The Board of Directors believes that the Plan is desirable to promote the achievement of year-to-year and long range financial and other business objectives; attract and retain key employees; and reward performance of individual officers in fulfilling their responsibilities.

     The Plan is set forth as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by this reference thereto.

     The Plan will be administered by the Compensation Committee, which may grant awards to Chris-Craft officers who are employees in its sole discretion. Four employees are currently eligible to participate in the plan in respect of the year 2000; thereafter, six of Chris-Craft's current employees will be eligible to participate.

     Each award will be evidenced by an agreement in such form as the committee determines from time to time. The committee will specify with respect to each award performance goals that must be met as a condition to an officer's receiving payment of any award. Performance goals may include Chris-Craft's attainment of a specified amount of pre-tax income (without regard to losses and direct expenses attributable to United Paramount Network), percentage of return on equity, earnings per share, increases in revenues, reductions in operating expenses, or increases in the price of Chris-Craft's stock or achievement of special projects, including settlement of litigation or disputes with tax authorities. In no event will any award to any of Chris-Craft's executive officers participating in the plan exceed $2.5 million for any year.

     The committee will have authority to determine whether and the extent that awards may be settled, cancelled, forfeited, or surrendered; to make adjustments in performance goals in recognition of unusual or nonrecurring events affecting Chris-Craft or its financial statements or in response to changes in applicable law or accounting principles; to interpret the plan or any award; to prescribe rules relating to the plan; and to make any other determination deemed necessary or advisable for administration of the plan. All decisions of the committee will be final and binding on all persons, including Chris-Craft, any plan participant, or any

Chris-Craft stockholder. The plan is intended to comply with Section 162(m) of the Internal Revenue Code and will be interpreted to so comply.

     Awards may not be transferred, except by will or the laws of descent and distribution, and neither the plan nor any award shall entitle a participant to continued employment with Chris-Craft. Chris-Craft's board or the compensation committee may amend or terminate the plan at any time, except that no amendment required by Section 162(m) of the Internal Revenue Code to be approved by stockholders shall become effective without such approval, and no amendment shall adversely affect any participant without the participant's consent.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 2000 MANAGEMENT INCENTIVE COMPENSATION PLAN.

                     RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of PricewaterhouseCoopers as auditors of Chris-Craft for its fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. PricewaterhouseCoopers was the independent accountant for Chris-Craft for its fiscal year ended December 31, 1999. If the selection of PricewaterhouseCoopers is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

                              STOCKHOLDER PROPOSAL

     Richard A. Dee, 115 East 89(th) Street, New York, New York 10128, record owner of 99 shares of $1.40 Convertible Preferred Stock, has submitted the following proposal:

     "Stockholders of publicly-owned corporations do not 'elect' Directors. Directors are 'selected' by incumbent directors and managements -- stockholders merely 'ratify' or approve director selections much as they ratify selections of auditors. The term 'Election of Directors' is misused in corporate proxy materials for many years to refer to the process by which directors are empowered. The term is inappropriate - and it is misleading. With no choice of candidates, there is no election. Incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance -- which is assured by control of board composition. Unfortunately, the 'Elective Process Rights' of stockholders are being ignored. Approval of this Corporate Governance proposal will provide Chris-Craft stockholders with a choice of director candidates - an opportunity to vote for those whose qualifications and views they favor. And approval will provide stockholders with 'duly elected' representatives.

     "In a democracy, those who govern are duly elected by those whom they represent - and they are accountable to those who elect them. Continuing in public office requires satisfying constituents, not just nominators. Corporate directors take office unopposed - and answer only to fellow directors. It is hereby requested that the Board of Directors adopt promptly a resolution that will require two candidates to be nominated for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected. As long as incumbents are permitted to propose only the number of so - called 'candidates' as there are directorships to be filled - and as long as it is impossible, realistically, for stockholders to utilize successfully their right to nominate and elect directors - there will be no practical means for stockholders to bring about director turnover - until this or a similar proposal is adopted. Turnover reduces the possibility of inbreeding and provides sources of new ideas, viewpoints, and approaches. The 'pool' from which corporate directors are selected must be expanded from the current preponderance of senior executives to include younger people, including many more women, with varied backgrounds that qualify them well to represent the stockholders. On November 16, 1999, when this proposal was submitted, 7 of Chris-Craft's 12 directors were over 70, 3 were academics, 3 were family members, and only 6 were Outside Directors. Although Delaware law provides for nominees to be selected by incumbents, approval of this proposal will enable Chris-Craft stockholders to replace any or all directors if they become dissatisfied with them - or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors!

     "The benefits that will accrue to Chris-Craft stockholders from Directors that have been democratically-elected, and who are willing to have their respective qualifications reviewed and weighed carefully by stockholders, far outweigh any arguments raised by those who are accustomed to being 'selected' - and who are determined to maintain their absolute power over the Corporate Governance process.

     "PLEASE VOTE FOR THIS PROPOSAL."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Finding qualified individuals available to serve on a board of directors is difficult, time-consuming, and costly. The Board of Directors believes that the best interests of Chris-Craft and Chris-Craft stockholders would not be served, if the directors were required each year to invest their time and energies in identifying an alternative candidate to each incumbent nominated for reelection. Such endeavors would distract Board members from Chris-Craft's business.

     Chris-Craft's board of directors is highly qualified. The Board of Directors doubts that the most desirable candidates for director would be willing to submit to an election process of the kind that is proposed. The Board believes it has a duty to recommend to stockholders, for election, those individuals who are best qualified among those available to serve on the Board. Proposing alternates to nominees whom the Board considers most qualified would be inconsistent with fulfillment of this responsibility.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by Chris-Craft at its principal executive offices by December 6, 2000. The persons named on the form of proxy to be sent in connection with the solicitation of proxies on behalf of Chris-Craft's Board of Directors for Chris-Craft's 2001 annual meeting of stockholders will vote in their own discretion on any matter as to which Chris-Craft shall not have received notice by February 19, 2001.

                                    GENERAL

     CHRIS-CRAFT'S 1999 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO BRIAN C. KELLY, SECRETARY, CHRIS-CRAFT INDUSTRIES, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

     Chris-Craft will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and Chris-Craft will reimburse these organizations in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of Chris-Craft, who will receive no additional compensation therefor. Chris-Craft has engaged Georgeson & Company Inc. to solicit proxies and distribute materials to brokers, banks, custodians and other nominee holders and will pay approximately $8,000 for these services, in addition to reimbursement of certain expenses.

                                          By Order of the Board of Directors,

                                                      BRIAN C. KELLY, Secretary

                                                                       EXHIBIT A

                          CHRIS-CRAFT INDUSTRIES, INC.
                  2000 MANAGEMENT INCENTIVE COMPENSATION PLAN

1.  PURPOSE.

     The purposes of the Chris-Craft Industries, Inc. 2000 Management Incentive Compensation Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; to attract and retain key employees; and to reward the performance of individual officers in fulfilling their personal responsibilities for long-range achievements.

2.  DEFINITIONS.

     The following terms, as used herein, shall have the following meanings:

          (a) "Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

          (b) "Award Agreement" shall mean any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Award.

          (c) "Board" shall mean the Board of Directors of the Company.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Committee" shall mean the Compensation Committee of the Board.

          (f) "Company" shall mean Chris-Craft Industries, Inc. and subsidiaries and any successor thereto.

          (g) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Executive Officer" shall mean an officer of the Company who is an "executive officer" within the meaning of Rule 3b-7 promulgated under the Exchange Act.

          (j) "Participant" shall mean an officer of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein; provided, however, that neither Herbert Siegel nor Evan Thompson shall be a Participant with respect to fiscal year 2000.

          (k) "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Goals may include any or all of the following: (i) attainment of any amount of Pre-Tax Income of the Company during a Performance Period; (ii) attainment of a percentage of Return on Equity for a Performance Period; (iii) attainment of specified earnings per share, increases in revenues, reductions in operating expenses, or increases in stock price; and (iv) achievement of special projects, including but nor limited to settlement of litigation and/or disputes with taxing authorities. With respect to participants who are not Executive Officers, Performance Goals shall also include such personal performance goals as the Committee shall, from time to time, establish.

          (l) "Performance Period" shall mean the Company's fiscal year.

          (m) "Plan" shall mean the Chris-Craft Industries, Inc. Management Incentive Compensation Plan.

          (n) "Pre-Tax Income" shall mean the Company's income before provision for income taxes and minority interest for the Performance Period determined in accordance with generally accepted accounting principles and reported in the Company's audited financial statements for such Performance Period, but without regard to losses and direct expenses attributable to United Paramount Network.

          (o) "Return on Equity" shall mean the quotient obtained by dividing
     (i) Consolidated Net Income for a Performance Period by (ii) the common shareholders' equity as of the end of the year preceding the Performance Period, as reported in the Company's audited financial statements for such year.

3.  ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall consist of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any participant) and any shareholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.  ELIGIBILITY.

     Awards may be granted to officers of the Company in the sole discretion of the Committee. Subject to Section 5(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.  TERMS OF AWARDS.

     Awards granted pursuant to the Plan, shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve, and the terms and conditions of such Awards shall be set forth therein.

     (a) In General. The Committee shall specify with respect to a Performance Period the Performance Goals applicable to each Award. Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid. Award levels for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's annual base salary. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

     (b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant who is a Covered Employee in an amount that exceeds $2.5 million.

     (c) Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

6.  GENERAL PROVISIONS.

     (a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     (b) Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

     (c) No Right to Continued Employment. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     (d) Withholding Taxes. Where a Participant or other person is entitled to receive a cash payment pursuant to an Award hereunder, the Company shall have the right to reduce the payment by the required tax withholding amounts.

     (e) Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment that requires shareholder approval in order for the Plan to continue to comply with Code
Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan.

     (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

     (g) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" Plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (h) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     (i) Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards theretofore made pursuant to the Plan) shall be null and void.

     (j) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

     (k) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

                          CHRIS-CRAFT INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     BRIAN C. KELLY, JAMES J. ROCHLIS and WILLIAM D. SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a
P    majority of those or their substitutes present and acting at the meeting
R    or, if only one shall be present and acting, then that one, all of the
O    shares of Chris-Craft Industries, Inc. that the undersigned would be
X    entitled, if personally present, to vote at its 2000 annual meeting of
Y stockholders and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.

     ELECTION OF DIRECTORS, NOMINEES:                    CHANGE OF ADDRESS:

                                                  ---------------------------
     NORMAN PERLMUTTER, JOHN C. SIEGEL
                                                  ---------------------------

                                                  ---------------------------

     PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.


                                                                     SEE REVERSE
                                                                         SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

Unless otherwise specified, this proxy will be voted FOR Proposals 1, 2, and 3 and AGAINST Proposal 4. The Board of Directors recommends a vote FOR Proposals 1, 2, and 3 and AGAINST Proposal 4.

                       FOR ALL               AUTHORITY WITHHELD
                       NOMINEES              AS TO ALL NOMINEES
1. Election of
   Directors (see
   other side).          [ ]                         [ ]

For, except vote withheld from the following nominee(s):

---------------------------------------------------------------
                               FOR        AGAINST       ABSTAIN
2. Adoption of the
   Management Incentive
   Compensation Plan.          [ ]          [ ]           [ ]

                               FOR        AGAINST       ABSTAIN
3. Selection of
   PricewaterhouseCoopers
   LLP as auditors.            [ ]          [ ]           [ ]

                               FOR        AGAINST       ABSTAIN
4. Stockholder Proposal
   Requiring Two Nominees
   for each Directorship.      [ ]          [ ]           [ ]


Mark here for Address Change and note on reverse.         [ ]

Mark here if you plan to attend the annual meeting.       [ ]

NOTE: Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.

----------------------------------------

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SIGNATURE(S)                     DATE